EXHIBIT 23.01


                          Independent Auditors' Consent


The Board of Directors
Delta and Pine Land Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-21049 and 333-74168) on Form S-8 of Delta and Pine Land Company of our reports dated October 24, 2003, with respect to the consolidated balance sheet of Delta and Pine Land Company as of August 31, 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the year ended August 31, 2003, and all related financial statement schedules, which reports appear in the August 31, 2003, annual report on Form 10-K of Delta and Pine Land Company.


KPMG LLP

Memphis, Tennessee
November 21, 2003